Exhibit 99.1

Kitara Holdco Corp. Announces Name And Symbol Change To Propel Media, Inc. (OTC BB: PROM)

CHANGES MADE TO REFLECT FUTURE BUSINESS OF COMBINED COMPANY

JERSEY CITY, N.J., Feb. 4, 2015 /PRNewswire/ -- Propel Media, Inc. (formerly Kitara Holdco Corp.) ("Company"), the parent company of Kitara Media Corp., a digital media and technology company providing video solutions to advertisers, digital marketers and publishers ("Kitara"), and Future Ads LLC, an Irvine, California based company in the advertising tech industry focused on performance marketing ("Future Ads"), today announced that its name and stock symbol have changed to Propel Media, Inc. and PROM, respectively.  The new name and trading symbol better reflect the combined company's business following its recently completed merger with Future Ads.

About Kitara Media

Kitara Media is a leading digital media and technology company providing video solutions to advertisers, digital marketers and publishers. With nearly 500 million monthly video ad views, Kitara Media delivers strong engagement for advertisers, high revenues for publishers, as well as improved user experience with PROPEL+, an internally developed proprietary video ad technology platform. Kitara Media owns and operates several online media sites including Healthguru.com and Adotas.com. The company is headquartered in Jersey City, NJ. For more information, visit http://www.kitaramedia.com.

About Future Ads

Future Ads is a digital media platform for results-focused online advertising and publisher monetization. Future Ads' innovative, diversified solutions works synergistically to help advertisers and publishers achieve outstanding performance results. Founded in 2001, Future Ads is headquartered in Irvine, CA. For more information, visit http://www.futureads.com.

Forward Looking Statements

This press release includes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of Kitara's and Future Ads' management, are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements.

Forward-looking statements are inherently uncertain and subject to a variety of events, factors and conditions, many of which are beyond the control of Kitara and Future Ads and not all of which are known to Kitara or Future Ads, including, without limitation those risk factors described from time to time in Kitara's reports filed with the SEC, including the definitive proxy statement/prospectus relating to the merger. Among the factors that could cause actual results to differ materially are: loss of key advertising customers; inability to acquire new advertising customers; inability to expand video content library; inability to achieve projected results; inability to protect intellectual property; inability to execute acquisition strategy; inability to effectively manage growth; failure to effectively integrate the operations of acquired businesses; competition; loss of key personnel; increases in costs of operations; continued compliance with government regulations; and general economic conditions. Most of these factors are outside the control of Kitara and Future Ads and are difficult to predict. The information set forth herein should be read in light of such risks. Neither Kitara nor Future Ads assumes any obligation to update the information contained in this press release except as required by law.